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                                  EXHIBIT 99.1



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                              JPS INDUSTRIES, INC.



Contact:          Charles R. Tutterow
                  Executive Vice President
                    and Chief Financial Officer
                  864/239-3915



           JPS INDUSTRIES, INC. ANNOUNCES SALE OF APPAREL DIVISION TO

                            PRIVATE INVESTMENT GROUP



GREENVILLE, S.C.--Nov. 17, 2000--JPS Industries, Inc. ("JPS" or the "Company") (Nasdaq/NM: JPST - news) today announced that it has completed a transaction to sell the assets of its Apparel Division to JPSA Acquisition Corporation, a privately held, new company formed by two veteran textile executives, H. Doug Kingsmore and Jerry E. Hunter. The sale includes its apparel manufacturing and administrative facilities located in South Boston, Virginia; Greenville, South Carolina; and Laurens, South Carolina; as well as its sales offices in New York and Los Angeles. The transaction does not include any of the assets associated with the Company's Glass or Elastomerics Divisions.



The purchase price of the assets is approximately $27 million with future consideration in the form of an earn-out based on earnings before interest, depreciation and amortization ("EBITDA"), as defined, for the 24-month period following the transaction. JPSA Acquisition will also assume certain specified liabilities. Simultaneous with the transaction, JPS entered into an agreement with its bank syndicate to reduce the maximum borrowing under its senior credit agreement to $45 million. Proceeds from the transaction will be applied to JPS's revolver.



Michael L. Fulbright, JPS's chairman, president and chief executive officer, said, "This sale completes our exit from the textile portion of our business, marking both historical and strategic milestones for JPS Industries. The vision we communicated in May of 1999 outlined our objective of repositioning JPS from a textile-oriented manufacturer into a diversified marketer and manufacturer of specialty engineered products. We are extremely gratified to have completed this transformation in less than 18 months and are very excited about our future prospects as we turn our full attention and resources to the growing businesses at JPS Glass and JPS Elastomerics. Further, we are pleased that the new owners will make the Apparel Division a key focus of their strategy. We are proud of what the associates of the Apparel Division, led by Reid McCarter, have accomplished and thank them for their tremendous efforts."



JPS completed its fiscal year on October 28, 2000, and is expected to release its results the week of December 4th. The results of the Apparel Division for the year ended October 28, 2000, will be classified as income from discontinued operations, and the Company will recognize a significant loss on the disposal of discontinued operations.

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Charles R. Tutterow, JPS's executive vice president and chief financial officer, said, "Based on our initial calculations, JPS achieved the previously indicated targets for fiscal year 2000, before consideration of the discontinued operations accounting, with revenue of approximately $290 million and EBITDA which is estimated to be in the 9.5% to 10% range. After treating the Apparel Division as a discontinued operation, we expect to report revenue from continuing operations of approximately $168 million, operating income in the 8.0% to 8.5% range, EBITDA in the 11.5% to 12.0% range, and net income of approximately $0.55 to $0.60 per fully diluted share. Income for fiscal year
2000 from the discontinued Apparel Division is expected to be break-even. The loss on the sale of the Apparel Division is expected to be approximately $50 million, or $5.00 per share, depending on certain final adjustments, fees and expenses, a potential curtailment gain on the Company's pension and post-retirement plans and tax implications of the sale. No benefit from the contingent earn-out will be recognized at this time, and the assets of the Apparel Division will be classified as assets held for sale on JPS's October 28, 2000, balance sheet."



In connection with the sale of the Apparel division, JPS obtained from its lenders the ability to purchase an additional $2,000,000 of its common stock pursuant to its previously announced $8,000,000 share repurchase program. To date, JPS has purchased 267,500 of its shares. The Company intends to continue to effect such purchases at such times and upon such terms as management deems appropriate.



JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; tarpaulins and awnings; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens, athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.



This press release contains statements of a forward-looking nature regarding future events and calculations. These statements are only predictions and contain significant estimates. Actual events and results may differ materially from those communicated herein. Please refer to documents that JPS files with the Securities and Exchange Commission for a discussion of certain additional risk factors that could cause actual results to differ materially from those contained in the forward-looking statements.



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